EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION ANNOUNCES THIRD QUARTER RESULTS

ATLANTA, Georgia, November 10, 2004 - Atlantic American Corporation (Nasdaq- AAME) today reported net income of $1.8 million, or $0.07 per diluted share, for the third quarter ended September 30, 2004 compared to net income of $3.3 million, or $0.13 per diluted share, for the third quarter ended September 30, 2003. The Company further reported net income of $4.5 million, or $0.16 per diluted share, for the nine months ended September 30, 2004 compared to net income of $5.2 million, or $0.19 per diluted share, for the nine months ended September 30, 2003. Included in the results for the third quarter of 2004 were $3.8 million in pre-tax hurricane related losses and expenses associated with the Company’s Florida-based insureds. Premium revenue for the quarter ended September 30, 2004 increased $6.0 million, or 15.9%, to $43.9 million and, for the nine months ended September 30, 2004 increased 11.1% to $128.5 million over the comparable prior year periods. Increased premiums have resulted primarily from new business opportunities in the Casualty Division after the loss of a significant contract in the second quarter of 2003. Third quarter 2004 results were favorably impacted by a $1.3 million deferred tax benefit related to a reduction of the Company’s valuation allowance compared to a similar $1.5 million deferred tax benefit in the third quarter of 2003. The reduction of the valuation allowance is the result of reassessment as to the realization of certain net operating loss carry forwards.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “While 2004 was off to a good start, the unprecedented Florida storm activity during the third quarter had a significant impact on our Company. Although costly from a financial perspective, our demonstrated commitment to our agents and insureds was exemplary. Within a day after landfall of the first hurricane, our representatives arrived in Florida and began contacting each insured offering assistance as necessary. It will take some time for the lives of all individuals affected to recover; however, we are committed to honoring our responsibilities. With much anticipation, we look forward to an improved fourth quarter.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
(404) 266-5501

Atlantic American Corporation
Financial Data
As of September 30, 2004

	Three months ended September 30,		Nine months ended September 30,
(Unaudited; In thousands, except per share data)	2004	2003	2004	2003
Insurance premiums	$ 43,947	$ 37,916	$ 128,542	$ 115,671
Investment income	3,939	3,900	11,858	11,770
Realized investment gains (losses), net	1,623	(501)	2,441	834
Other income	139	219	626	741
Total revenue	49,648	41,534	143,467	129,016
Insurance benefits and losses incurred	30,504	23,220	84,837	78,535
Commissions and underwriting expenses	15,237	12,279	42,636	34,172
Interest expense	698	827	2,331	2,295
Other	3,395	3,491	10,260	9,721
Total benefits and expenses	49,834	39,817	140,064	124,723
Income (loss) before income taxes	(186)	1,717	3,403	4,293
Income tax benefit	2,023	1,549	1,050	880
Net income	$ 1,837	$ 3,266	$ 4,453	$ 5,173
Net income per common share:
Basic	$ 0.07	$ 0.14	$ 0.17	$ 0.20
Diluted	$ 0.07	$ 0.13	$ 0.16	$ 0.19

Selected Balance Sheet Data	September 30, 2004	December 31, 2003
Total investments	$ 271,314	$ 284,890
Total assets	458,118	443,552
Insurance reserves and policy funds	282,320	263,745
Debt	53,238	56,238
Total shareholders' equity	86,243	86,893
Book value per common share	3.45	3.44